Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Calidi Biotherapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share to be issued pursuant to the Calidi Biotherapeutics, Inc. 2023 Equity Incentive Plan	457(c) and 457(h)	393,781	(2)	$1.165	(6)	$458,754.87	$0.0001531	$70.24
Equity	Common stock, $0.001 par value per share to be issued pursuant to the 2016 Equity Incentive Plan Stock Option Grant Notice and Stock Option Agreement	457(c) and 457(h)	292,200	(3)	$1.165	(6)	$340,413.00	$0.0001531	$52.12
Equity	Common stock, $0.001 par value per share to be issued pursuant to the 2019 Equity Incentive Plan Stock Option Grant Notice and Stock Option Agreement	457(c) and 457(h)	391,090	(4)	$1.165	(6)	$455,619.85	$0.0001531	$69.76
Equity	Common stock, $0.001 par value per share to be issued to the Calidi Biotherapeutics, Inc. 2023 Employee Stock Purchase Plan:	457(c) and 457(h)	393,781	(5)	0.99025	(7)	$389,941.64	$0.0001531	$59.70
Total Offering Amounts							$1,644,729.36		$251.82
Total Fee Offsets									—
Net Fee Due									$251.82

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Calidi Biotherapeutics, Inc. (formerly First Light Acquisition Group, Inc., the “Registrant”), par value $0.001 per share (“Common Stock”), that become issuable under the Registrant’s 2023 Equity Incentive Plan (the “2023 Plan”), upon exercise of the 2016 Equity Incentive Plan Stock Option Grant Notice and Stock Option Agreement (the “2016 Option Grants”), upon exercise of the 2019 Equity Incentive Plan Stock Option Grant Notice and Stock Option Agreement (the “2019 Option Grants”), and 2023 Employee Stock Purchase Plan (the “2023 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Represents shares of Common Stock reserved and available for grant under the 2023 Plan.
(3)	Represents shares of Common Stock issuable upon exercise of the 2016 Option Grants.
(4)	Represents shares of Common Stock issuable upon exercise of the 2019 Option Grants.
(5)	Represents shares of Common Stock reserved for issuance under the 2023 ESPP.
(6)	This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on September 26, 2024, as reported on the NYSE American LLC, which date is within five business days prior to the filing of this Registration Statement.
(7)	This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on September 26, 2024, as reported on the NYSE American LLC, which date is within five business days prior to the filing of this Registration Statement, multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the 2023 ESPP.